Exhibit 10.10

EMPLOYMENT AGREEMENT

Terran Orbital Corporation (the “Company”) and Marco Villa (“Executive”) (collectively, the “Parties”) agree to enter into this Employment Agreement (“Agreement”), effective as of March 22, 2021 (“Effective Date”), as follows:

1.	EMPLOYMENT

The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement.

2.	TERM OF EMPLOYMENT

This Agreement shall become effective, if at all, only upon the Effective Date. The period of Executive’s employment under this Agreement shall begin upon the Effective Date and shall continue for a period of five (5) years following the Effective Date (the “Expiration Date”), unless terminated in accordance with Section 5 below. As used in this Agreement, the phrase “Employment Term” refers to Executive’s period of employment from the date of this Agreement until the date his employment is terminated or terminates.

3.	DUTIES AND RESPONSIBILITIES
(a)

The Company will employ Executive as Chief Revenue Officer and Executive Vice President and Head of international Business of the Company (as the responsibilities may evolve, his “Position”). In such capacity, Executive shall perform the customary duties and have the customary responsibilities of such Position and such other duties as may be assigned to Executive from time to time by the Chairman and Chief Executive Officer of the Company (“CEO”). As part of his duties and responsibilities, Executive will be required to travel to, and work from, Terran Orbital’s U.S. and international offices.

(b)	Executive’s primary work location will be in the Company’s offices in Boca Raton, Florida.
(c)

Executive agrees to faithfully serve the Company, devote his full working time, attention and energies to the business of the Company, its wholly owned U.S. subsidiaries, and perform the duties under this Agreement to the best of his abilities. Executive may participate in other outside business, charitable and/or civic activities, if Executive provides advance written notice to the CEO or Board, and either the CEO or the Board consents to such activities in writing and provided they do not interfere with Executive’s duties under this Agreement and will not be disadvantageous to the Company. Executive may also act as an agent of the U.S. government or provide advisory services to the U.S. government, as may be required in his agreements, if any, with the U.S. Government.

(d)

Executive agrees (i) to comply with all applicable laws, rules and regulations; (ii) to comply with the Company’s rules, procedures, policies, requirements, and directions; and (iii) not to engage in any other business, self-employment or employment, whether a competing business or otherwise, without the advanced written consent of an officer or director of the Company, except as may be otherwise specifically provided for herein.

4.	COMPENSATION AND BENEFITS
(a)

Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annualized rate of $450,000.00 or such higher rate as may be determined from time to time by the Company (“Base Salary”). Such Base Salary shall be paid in accordance with the Company’s standard payroll practice for executives, which may change prospectively from time to time as may be determined by the Company.

(b)

Annual Bonus: During the Employment Term, Executive shall be eligible to earn an annual performance-based bonus for each calendar year based on the achievement of goals set by the Company’s Board of the Directors (the “Board”) for each calendar year. Executive’s target annual bonus will be 100% of Base Salary (“Target Annual Bonus”). To earn an annual bonus Executive must remain employed by the Company through December 31’ of the applicable performance year. Any annual bonus will be paid in the calendar year immediately following the end of the applicable performance year, but in no event later than March 15th of such year.

(c)

Expense Reimbursement. The Company shall promptly reimburse Executive for the ordinary and necessary business expenses reasonably incurred by Executive in the performance of his duties under this Agreement in accordance with the Company’s customary practices applicable to executives, including but not limited to business related travel expenses. Executive will be permitted to fly business class or better, if business class is not available, and Executive will be permitted to stay in non-leisure class hotels for business travel. Such expenses are incurred and accounted for in accordance with the Company’s policy and applicable laws.

(d)

Restricted Stock Unit Grant. Executive shall be granted, within thirty (30) days following the Effective Date, Fifteen Thousand (15,000) Restricted Stock Units under the Amended and Restated Terran Orbital Corporation 2014 Equity Incentive Plan (“Plan”), subject to the approval of the Board and in such form and with such terms as determined by the Board.

(e)	Relocation Expenses. The Company shall pay Executive a one-time signing and relocation bonus of $140,000 within forty (40) days following the Effective Date.
(f)

Other Benefit Plans, Fringe Benefits and Vacations. During the Employment Term, Executive shall be eligible to participate in or receive benefits under any 401(k) savings plan, nonqualified deferred compensation plan, supplemental executive retirement plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other employee benefit or fringe benefit plan, generally made available by the Company to executives in accordance with the eligibility and participation requirements of such plans, as well as vacation and sick time in accordance with Company policy, and to the extent that there is any variance between the language of the relevant plan and this Agreement, the plan language shall control.

5.	TERMINATION OF EMPLOYMENT

Executive’s employment under this Agreement may be terminated under any of the circumstances set forth in this Section 5. Upon termination, Executive (or his beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 6 below, and, if applicable, Section 7 below. Upon any termination of employment hereunder, the Company’s acting Facilities Security Officer shall notify Executive’s security clearance sponsor, if any, of Executive’s change in status.

(a)	Death. Executive’s employment shall terminate upon Executive’s death.
(b)

Total Disability. The Company may terminate Executive’s employment upon him becoming “Totally Disabled.” For purposes of this Agreement, the term “Totally Disabled” means the Executive is unable to perform the normal duties and responsibilities he was performing prior to the onset of any sickness, injury or disability, with or without reasonable accommodation, for a period of one hundred eighty (180) consecutive days with no reasonable prospect of returning to a normal work schedule within a reasonable period of time. A determination of whether the Executive is Totally Disabled shall be made by the Company in its sole discretion, based on then-available information provided by Executive. If the Company has short-term and long-term disability plans, then the Executive’s compensation during the period in which he is Totally Disabled shall be exclusively governed by such plans.

(c)

Termination by the Company for Cause. The Company may terminate Executive’s employment for Cause at any time after providing written notice to Executive, if after providing Executive with notice of the breach, Executive fails to cure the breach, if curable, within seven (7) days after receipt of the notice of breach. For purposes of this Agreement, the term “Cause” shall mean:

(i)	conviction or plea of no lo contendere of any felony;
(ii)	deliberate and repeated refusal to perform the customary and legal employment duties reasonably related to his Position (other than as a result of vacation, sickness, illness or injury);
(iii)	in the good faith judgment of the Company, fraud or embezzlement of Company property or assets;
(iv)

willful misconduct or gross negligence with respect to the Company or any of its subsidiaries that may, in the good faith judgment of the Company, result in a breach of trust or have a material adverse effect on the Company; or

(v)	a breach or violation of any provision of this Agreement.
(d)

Termination by the Company without Cause. The Company may terminate Executive’s employment without Cause at any time after providing written notice to Executive. A termination of employment upon the Expiration Date shall not be deemed to be a termination without Cause.

(e)

Termination by Executive without Good Reason. Executive may terminate his employment under this Agreement without Good Reason after providing not less than sixty (60) days’ advance written notice to the Company.

(f)

Termination by Executive with Good Reason. Executive may terminate his employment under this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” shall mean termination by the Executive within ninety (90) days of the initial existence of one of the conditions described below which occurs without the Executive’s consent: (i) a material diminution in the Executive’s Base Salary; (ii) material diminution in the Executive’s authority, duties, or responsibilities as compared to those on the date of this Agreement; (iii) a change of more than 75 miles in the geographic location at which the Executive must perform the services under this Agreement; (iv) any other action or inaction that constitutes a material breach of the Agreement by the Company. In order to terminate for Good Reason, the Executive must provide notice to the Company of the existence of the applicable condition described above within thirty (30) days of the initial existence of the condition, upon the notice of which the Company must be provided a period of sixty (60) days during which it may remedy the condition and not be required to pay any amounts as set forth in Section 6 below for a Termination by Executive with Good Reason. A termination of employment upon the Expiration Date shall not be deemed to be a termination by Executive for Good Reason.

(g)	Termination Upon Expiration of the Agreement. Unless terminated earlier pursuant to this Agreement, this Agreement shall automatically expire on the Expiration Date.
6.	COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT

Upon termination of Executive’s employment under this Agreement, Executive (or his designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:

(a)

Earned but Unpaid Compensation, Expense Reimbursement. The Company shall pay Executive any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued but unused to the date of termination.

(b)	Other Compensation and Benefits. Except as may be provided under this Agreement,
(i)

any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 4 above shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and

(ii)	Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

7.	ADDITIONAL COMPENSATION PAYABLE FOLLOWING TERMINATION WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON PRIOR TO THE EXPIRATION DATE
(a)

Requirements for Additional Compensation. In addition to the compensation set forth in Section 6 above, Executive will receive the additional compensation set forth in subsection (b) below, if the following requirements are met:

(i)

Executive’s employment is terminated prior to the Expiration Date by the Company without Cause pursuant to Section 5(d) or prior to the Expiration Date Executive terminates employment for Good Reason pursuant to Section 5(f);

(ii)	Executive strictly abides by the restrictive covenants set forth in Section 8 below; and
(iii)

Executive executes (and does not revoke) a separation agreement and release in a form satisfactory to the Company on or after his employment termination date, but no later than the date required by the Company (which shall not be later than 60 days following Executive’s term i nation).

(b)	Additional Compensation. The Company shall provide Executive with the following compensation and benefits:
(i)	An amount equal to twenty-four (24) months of Executive’s then current Base Salary, paid in a lump sum within seventy (70) days following Executive’s termination;
(ii)	An amount equal to Executive’s Target Annual Bonus for the year in which the termination occurs, paid in a lump sum within seventy (70) days following Executive’s termination;
(iii)

All the outstanding equity awards granted to Executive by the Company or any affiliates shall become immediately vested in full as of the date of Executive’s termination, provided that this acceleration provision shall not apply to any equity award that has not been outstanding for at least twelve (12) months as of the date of Executive’s termination of employment; plus

(iv)

Subject to (x) Executive’s timely election of continuation coverage under COBRA, and (y) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued payment by the Company of his health, dental, and vision insurance coverage during the eighteen (18) month period following the date of termination to the same extent that the Company paid for such coverage immediately prior to the date of termination, in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code, subject to the eligibility requirements and other terms and conditions of such insurance plans then in place.

8.	RESTRICTIVE COVENANTS

Executive agrees that during the course of employment with the Company, Executive has and will come into contact with and have access to various forms of confidential information and trade secrets, which are the property of the Company. Executive agrees to comply with terms of any confidentiality, non-disclosure or similar agreements between Executive and the Company and any affiliates.

9.	WITHHOLDING OF TAXES

The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

10.	NO CLAIM AGAINST ASSETS

Nothing in this Agreement shall be construed as giving Executive any claim against any specific assets of the Company or as imposing any trustee relationship upon the Company in respect of Executive. The Company shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement. Executive’s rights under this Agreement shall be limited to those of an unsecured general creditor of the Company and its affiliates.

11.	SUCCESSORS AND ASSIGNS

Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, representatives, successors and assigns. The Company agrees that in the event the Company engages in any corporate transaction in which it is not the surviving entity, it will require any successor to the Company to be bound by this Agreement. The rights and benefits of Executive under this Agreement are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; provided, however, that nothing in this Section 11 shall preclude Executive from designating a beneficiary or beneficiaries to receive any benefit payable on his death.

12.	ENTIRE AGREEMENT; AMENDMENT

Other than the Confidentiality Agreement signed by Executive and annexed hereto, and any agreements and plans related to any equity granted to Executive by the Company or an affiliate, all of which shall remain in full force and effect, this Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Company or any of its subsidiaries or affiliated entities relating to the terms of Executive’s employment. This Agreement supplements the Plan and any Restricted Stock Unit Agreement or other documents that may be executed in connection with it. This Agreement may not be amended except by a written agreement signed by both Parties and, in the case of the Company, signed by an officer or director of the Company.

13.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Florida, without giving effect to any conflicts or choice of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction. Any dispute under this Agreement shall be brought in state or federal court in Palm Beach County, Florida. Executive agrees and acknowledges that this is a proper and convenient forum and will not raise objections to this venue based on inconvenient forum, improper venue or similar grounds.

14.	SECTION 409A
(a)

Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)

Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c)

For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(d)

Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service (as defined in Code Section 409A), Executive is a “Specified Employee,” then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

(e)

Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

15.	LIMITATION ON PAYMENTS
(a)

In the event that any payments and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 15, would be subject to the excise tax imposed by Section 4999 of the Code, then any post-termination severance benefits payable under this Agreement or otherwise will be either:

(i)	delivered in full, or
(ii)	delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,
(iii)

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

(b)

If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards (by cutting back performance-based awards first and then time-based awards, based on reverse order of vesting dates (rather than grant dates)), if applicable; and (iii) reduction of employee benefits.

(c)

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 15 will be made in writing by the Company’s independent public accountants or by such other person or entity to which the parties mutually agree (the

“Firm”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 15, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 15.

16.	NOTICES

Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by nationally recognized overnight courier services, by registered or certified mail, return receipt requested, by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To the Company:

gc@terranorbital.com

Attention: Office of the General Counsel

To Executive:

vecio75protonmail.com

17.	MISCELLANEOUS
(a)

Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b)

Separability. If any term or provision of this Agreement above is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(c)	Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.
(d)	Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.
(e)

Counterparts. This Agreement may be executed via electronic signature, PDF, transmitted by hand delivery, regular or overnight mail, facsimile or e-mail, and in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year set forth below.

TERRAN ORBITAL CORPORATION		MARCO VILLA
By:	/s/ Marc Bell	By:	/s/ Marco Villa

Name: Marc Bell		Date: March 22, 2021

Title: Chief Executive Officer		Address: 4101 Chimney Rock Dr., Prosper, TX, 75078

Date: March 22, 2021

EXHIBIT A

Form of Restricted Stock Unit Agreement